                                                                   EXHIBIT 10.15




                              EMPLOYMENT AGREEMENT

         This AGREEMENT ("Agreement") is made effective as of January 1, 2001 (the "Effective Date") by and between PLATO Learning, Inc., a Delaware corporation headquartered in Minneapolis (the "Company"), and John Murray ("Executive").

                                WITNESSETH THAT:

         WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer, and the Company desires to continue to employ Executive as its President and Chief Executive Officer; and

         WHEREAS, Executive desires to continue to be employed by the Company in that capacity.

         NOW, THEREFORE, for and in consideration of the promises and of the mutual covenants hereinafter set forth, it is hereby agreed by and between the parties as follows:

1. Employment. The Company hereby agrees to employ Executive to perform the duties set forth in Section 3 hereof ("Executive Services"), and subject to the restrictions of Section 7. Executive hereby accepts continued employment to perform Executive Services for the Company under the terms and conditions of this Agreement.

2. Term. The Term of this Agreement shall be a "rolling" three (3) years, subject to termination pursuant to Section 6. The Initial Term of this Agreement will be three (3) years beginning on the Effective Date. On each annual anniversary of the Effective Date, unless earlier terminated pursuant to Section 6, this Agreement will automatically renew for an additional three (3) year term, subject to termination pursuant to Section 6.

3. Duties. Executive will serve as the Company's President and Chief Executive Officer, and perform all the responsibilities and duties set forth in Section 6 and Section 7 of Article IV of the Amended and Restated Bylaws of PLATO Learning, Inc. dated March 30, 2000, or any successor thereto which does not materially reduce such responsibilities and duties, and any other consistent responsibilities and duties assigned or delegated to Executive by the Board of Directors of the Company ("Board"). Executive represents that Executive's employment by the Company and performance of the position will not violate or interfere with any employment-related agreement Executive may have entered into with any previous employer (a "Prior Employment Agreement").

4. Time Commitment. Executive will devote Executive's time, attention and energies to the performance of Executive Services. Executive may not be associated with, consult, advise, work for, be employed by, contract with, or otherwise devote any of Executive's time to the pursuit of any other work or business activities that may interfere with the performance of Executive Services hereunder. The foregoing shall not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic, charitable, educational, religious and similar types of activities, speaking


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         engagements and membership on other boards of directors, provided such activities do not interfere in any way with the business of the Company; and provided further that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the Board's written consent. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

5. Compensation and Benefits. The Company will pay the following compensation to Executive in full consideration for performance of Executive Services hereunder in accordance with the Company's then-current payroll policies and procedures.

         (a) Salary. Executive will receive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000.00), payable in accordance with the Company's then-current payroll policies and procedures. The Board will review Executive's salary at least annually. Executive's salary will not be reduced, and after any increase the term "salary" for purposes of this Agreement shall refer to salary annualized, as most recently increased.

         (b) Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive Services upon submission by Executive of expense reports with substantiating vouchers, in accordance with the Company's then-current expense reimbursement policy.

         (c) Stock Options. Executive shall be entitled to be granted options to purchase shares of Company common stock, adjusted for any stock splits, in accordance with the Company Stock Option Plan (the "Stock Options"), pursuant to the following schedule:

                  (i) Executive shall receive options to purchase sixty-five thousand (65,000) shares of Company stock in each year during which this Agreement is in effect, to be granted at the Board's September meetings in that year, at fair market value as of the date of the grant.

                  (ii) Executive shall receive options to purchase thirty-five thousand (35,000) shares of Company stock in each year during which this Agreement is in effect, to be granted at the Board's December meetings in that year, at fair market value as of the date of the grant, but with the further condition and prerequisite that, prior to each such grant, Executive shall be required to meet annual performance goals, to be mutually agreed between Executive and the Board in each of those three (3) years. Executive's performance goal for the Company's Fiscal Year 2001 shall be met if the Company's earning per share equal $0.78 or more.



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                  (iii)    Executive's stock option grants pursuant to
                           subsections (i) and (ii) shall be subject to a three-year pro-rata vesting schedule commencing on the date of grant, except as provided in Section 6(a).

                  The award of the Stock Options under subsections (i) and (ii) is subject to execution by Executive of the then-current Stock Option Agreement, provided such agreement contains no terms that are inconsistent with this Employment Agreement or Executive's Employment Security Agreement or Indemnification Agreement.

         (d) Benefits. Executive shall be entitled to participate in such group life insurance, major medical, and other employee benefit plans and programs (collectively "Benefit Plans") as established by the Company in accordance with the applicable terms and conditions of such Benefit Plans, which Benefit Plans may be modified or discontinued by the Company at any time; provided, however that Executive shall meet the requirements of the Benefit Plans for participation and in no event, including breach or wrongful termination of this Agreement, shall Executive be entitled to any amount of compensation in lieu of participation, unless otherwise provided by the terms of the Benefit Plan. The benefits under the Benefit Plans available to Executive shall be no less favorable than those available to other senior executives and commensurate with his position and salary; provided that, Executive may not permit or cause an increase or improvement in benefits under the Benefit Plans without the Board's approval.

         (e) Bonus Compensation. Executive shall be eligible to receive cash bonus compensation for the Company's Fiscal Year 2001, based on the performance criteria previously agreed upon by Executive and the Board for that year, and shall remain eligible for such cash bonus compensation in subsequent fiscal years of this Agreement based on bonus amounts and performance criteria to be mutually agreed between Executive and the Board for any given fiscal year of the Company. Unless otherwise specifically agreed, earned cash bonus compensation will be paid only while Executive is actively employed by the Company; accordingly, if Executive ceases to be actively employed by the Company, Executive will only receive a prorated portion of the earned cash bonus compensation for the portion of the Company's fiscal year that Executive was actively employed by the Company.

6.       Termination.

         (a) Either party may terminate this Agreement, without Good Cause and without any liability on the part of either party, other than as provided herein, upon ninety (90) days prior written notice. In such event, Executive, if requested by the Company, will continue to render Executive Services and be paid Executive's salary during such notice period and up to the date of termination, as well as any earned cash bonus compensation relative to such period of Executive Services, in accordance with the Company's then-current payroll policies and procedures. Irrespective of



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                  whether Executive performs such Executive Services, Executive shall receive, in case of such termination without Good Cause by the Company of Executive's employment: (i) severance payments equivalent to his then-current salary for the then-remaining balance of the initial or renewal three (3) year term of this Agreement during which such termination occurs; (ii) the right to immediate vesting of any shares previously granted under Section 5(c)(i) and (ii); and (iii) the immediate right to be granted any options to purchase shares of Company stock remaining to be granted under Section 5(c)(i) subject to a three year vesting requirement that Executive must satisfy by fulfilling the requirements of
                  Section 7 of this Agreement throughout the three year period.

                  Executive's Eligibility to receive benefits under this Section 6(a) is subject to his abiding by the provisions of Section 7 of this Agreement, and his execution of a general release of all claims or potential claims against the Company, in a form prepared by the Company and mutually agreed upon between Executive and the Company.

         (b) The Company may terminate this Agreement at any time upon fourteen (14) days written notice for Good Cause. Good Cause, for the purposes of this Agreement, shall mean Executive's:
                  (i) conviction of or plea of nolo contendere to any felony or gross misdemeanor involving dishonesty, fraud, or breach of trust under any law of the United States or any State thereof;
                  (ii) willful engagement in any conduct that materially injures the Company or any of its subsidiaries; or (iii) willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Executive's employment because of such nonperformance.

                  For purposes of this section, no act on Executive's part shall be considered "willful" unless it is done by Executive in bad faith or without reasonable belief that such action was in the Company's best interests.

         (c) Executive may terminate this Agreement and resign his employment at any time upon fourteen (14) days' written notice to the Board for Good Reason. Good Reason, for the purpose of this Agreement shall exist if the Company, without Executive's written consent:

                  (i) materially reduces the nature, scope, level or extent of Executive's responsibilities, or fails to provide Executive with adequate office facilities and support services to perform such responsibilities;

                  (ii) reduces Executive's salary below that in effect as of the date of this Agreement;

                  (iii) requires Executive to relocate Executive's principal business office or his principal place of residence outside the Minneapolis/Saint Paul, Minnesota



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                           Standard Metropolitan Statistical Area (the
                           "Geographical Employment Area"), or assigns to Executive duties that would reasonably require such relocation; or

                  (iv) fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, or Benefit Plan, unless (A) the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement, or
                           (B) the same reduction applies uniformly to all senior executives.

                  Severance payments, in case of Executive's termination of this Agreement and resignation for Good Reason, shall be made to Executive in the same amounts, for the same periods, and subject to the same conditions as provided for the Company's termination of this Agreement without Good Cause in Section 6(a).

         (d) Coordination With Employment Security Agreement. If Executive is a party to an employment security agreement (the "ESA") with the Company, Executive will be entitled to the greater of the payments and benefits under this Agreement or the payments and benefits under the ESA, but not the sum of such payments and benefits.

7.        Restrictive Covenants.

         (a) Confidentiality. Executive agrees not to directly or indirectly:

                  (i) use or disclose, for the benefit of any person, firm or entity other than the Company and its subsidiaries, the Confidential Business Information of the Company or any of its subsidiaries;

                  (ii) distribute or disseminate in any way to anyone other than the Company employees with a "need to know" any Confidential Information in any form whatsoever;

                  (iii) copy any Confidential Information other than for use by the Company or any of its subsidiaries;

                  (iv) remove any Confidential Information from the premises of the Company without prior approval of an authorized officer of the Company;

                  (v) fail to safeguard all confidential and/or classified documents; and

                  (vi) copy any confidential and/or classified documents belonging to any of the Company's customers.



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                  Confidential Business Information means information or
                  material that is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain, including but not limited to its computerized and manual systems, procedures, reports, client lists, review criteria and methods, financial methods and practices, plans, pricing and marketing techniques, business methods and procedures and other valuable and proprietary information relating to the pricing, marketing, design, manufacture and formulation of educational software, as well as information regarding the past, present and prospective clients of the Company or any of its subsidiaries, and their particular needs and requirements, and their own confidential information.

                  Upon termination of employment under this Agreement, with or without Good Cause, Executive agrees to return to the Company all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in Executive's possession and/or control which relate to (i) the Confidential Business Information of the Company or any of its subsidiaries, (ii) the business activities or facilities of the Company or its past, present, or prospective clients, as well as any original documents related to Executive's employment with the Company, other than Executive's originals of this Agreement, his Employment Security Agreement and his Indemnification Agreement, and any successors thereto.

         (b) Non-Compete. During the period of employment and for the remaining balance of the Initial Term or and subsequent three year Term of employment under this Agreement (the "Restricted Period"), Executive will not directly or indirectly, on his behalf, or as a partner, officer, director, trustee, member, employee, or otherwise, within the United States or in any foreign market in which Executive was engaged in activities on behalf of the Company or any of its subsidiaries, own, engage in or participate in, in any way, any business that is similar to or competitive with any actual or planned business activity engaged in or planned by the Company or any of its subsidiaries at the time the employment under this Agreement was terminated, if in the course of such ownership or employment, it could reasonably be anticipated that Executive would be required to use or disclose the Confidential Business Information of the Company or any of its subsidiaries. However, this Agreement shall not prohibit ownership of up to 2% of the shares of stock of any such corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market.

                  Executive further agrees that during the Restricted Period, Executive will promptly notify the Company of any business with which Executive is associated or in which Executive has an ownership interest and provide the Company with a description of Executive's duties or interests.



                                      -6-
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         (c)      Non-Solicitation. During the Restricted Period, Executive will not directly or indirectly, for the purpose of selling services and/or products provided or planned by the Company or any of its subsidiaries at the time the employment under this Agreement was terminated, call upon, solicit or divert any actual customer or prospective customer of the Company or any of its subsidiaries, unless employed by the Company to do so. An actual customer, for purposes of this Section, is any customer to whom the Company or any of its subsidiaries has provided services and/or products within one year prior to Executive's termination of employment under this Agreement. A prospective customer, for purposes of this Section, is any prospective customer to whom the Company or any of its subsidiaries sought to provide services and/or products within one year prior to the date of Executive's termination of employment under this Agreement when Executive had knowledge of or was involved in such solicitation.

                  Executive further agrees that during the Restricted Period Executive shall not directly or indirectly induce any person to leave the employ of the Company or any of its subsidiaries, or solicit any person who is currently or was an employee of the Company or any of its subsidiaries at any time during the twelve months prior to Executive's termination of employment under this Agreement.

         (d) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

8. Remedies. In the event Executive breaches or threatens to breach and provision of Section 7 of this Agreement, the Company shall be entitled to injunctive relief, enjoining or restraining such breach or threatened breach. Executive acknowledges that the Company's remedy at law is inadequate and that the Company and its subsidiaries will suffer irreparable injury if such conduct is not prohibited.

         Executive and the Company agree that, because of the difficulty of ascertaining the amount of damages in the event that Executive breaches
         Section 7 of this Agreement, the Company shall be entitled to recover, at its option, as liquidated damages and not as a penalty, a sum equal to one year's annual salary of the employee(s) solicited to leave the Company's employ. The parties further agree that the existence of this remedy will not preclude employer from seeking or receiving injunctive relief.



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         Executive and the Company agree that in the event of a breach or threatened breach of any of the covenants contained in Section 7, in addition to any other penalties or restrictions that may apply under this Agreement, state law, or otherwise, Executive will forfeit the right to be granted any options to purchase shares of Company stock remaining to be granted under Section 5(c)(i), pursuant to clause (iii) of Section 6(a), and any options already granted pursuant to clause
         (iii) of Section 6(a), including vested Options.

         Executive further agrees that the covenants contained in Section 7 shall be construed as separate and independent of other provisions of this Agreement and the existence of any claim by Executive against the Company or any of its subsidiaries, except for a claim that Executive was terminated without Good Cause or terminated his employment for Good Reason, shall not constitute a defense to the enforcement by the Company of either of these Sections.

9. Property Rights. All discoveries, designs, improvements, ideas, inventions, intellectual property, creations, and works of art, whether or not patentable or subject to copyright, relating to the business of the Company or any of its subsidiaries, or its clients, conceived, developed or made by Executive during employment under this Agreement, either solely or jointly with others (hereafter "Developments") shall automatically become the sole property of the Company. Executive shall immediately disclose to the Company all such Developments and shall, without additional compensation, execute all assignments, application or any other documents deemed necessary by the Company to perfect the Company's rights therein. These obligations shall continue throughout the Restricted Period under this Agreement with respect to Developments conceived, developed or made by Executive during the period of employment under this Agreement.

         The Company acknowledges and agrees that the provisions of this section shall not apply to inventions or for which no equipment, supplies, facility or trade secret information of the Company or its clients were used by Executive and which were developed entirely on Executive's own time unless (a) such inventions relate (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development or (b) such inventions result from any work performed by Executive for the Company.

10. Assignments. Neither party shall have the right or power to assign any rights or duties under this Agreement without the written consent of the other party, provided, however, that the Company shall have the right to assign this Agreement without consent pursuant to any corporate reorganization, merger, or other transaction involving a change of control of the Company or any of its subsidiary companies, in which case, further rights and duties of the Company and Executive are set forth in Executive's Employment Security Agreement, or any successor agreement thereto. Any attempted assignment in breach of this
         Section 10 shall be void.

         If Executive performs services and duties for any subsidiary or other affiliated entity of the Company, then the provisions of Sections 7 and 9 shall apply to the confidential



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         information and business activities, property rights, clients, and employees of that subsidiary or other entity.

11. Certain Reductions of Payments by the Company. If it is determined by the independent auditor (the "Auditor") jointly selected by Executive and the Company and paid by the Company that any payment, benefit or distribution by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the "Payments") are or will become subject to any excise taxes, then the Auditor shall determine if the payment of excise taxes in addition to any federal, state, local or other income, excise or other taxes ("Other Taxes") payable by Executive with respect to the Payments will cause Executive to pay an amount of excise and Other Taxes such that the net payment Executive will receive after payment of all excise and Other Taxes on payments under this Agreement is less than if the payment he would receive was reduced to the maximum amount payable without imposition of any excise taxes ("Economic Detriment"). If the Auditor determines that the Executive will incur an Economic Detriment as a result of the receipt of the full payment, the portion of the Payments made to Executive under this Agreement will be reduced to the maximum possible amount that can be paid to Executive without him incurring any Economic Detriment. The Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its subsidiaries.

12. Severability. Each section, paragraph, clause, sub-clause and provision (collectively "Provisions") of this Agreement shall be severable from each of the others, and if for any reason the Section, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other Provision hereof.

13.      Miscellaneous.

         (a) This Agreement, Executive's Employment Security Agreement, Indemnification Agreement, Confidentiality Agreement, and any successor agreements thereto, contain the entire agreement of the parties with respect to the employment of Executive and supersede all other understandings, whether written or oral; provided, however, that Executive shall comply with all reasonable policies, procedures and other requirements of the Company which are not inconsistent with those three agreements.

         (b) Failure on the part of either party to insist upon strict compliance by the other with respect to any of the terms, covenants and conditions hereof, shall not be deemed a subsequent waiver of such term, covenant or condition.

         (c) The provisions of any Section containing a continuing obligation after termination shall survive such termination whether with or without cause and even if occasioned by the Company's breach or wrongful termination.



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         (d)      This Agreement may not be modified except in a written
                  amendment signed by the parties; provided, however, that the Company may amend or terminate its Benefit Plans, cash bonus Plan, and any Company policies, procedures and other requirements of the Company, subject to subsection (a) above and to Sections 5(d), 5(e) and 6(c), in its sole discretion.

         (e) Except for action by the Company to enforce the restrictive covenants of Section 7, any dispute, controversy or difference that may arise between the parties hereto out of or in relation to or in connection with this Agreement or for the breach thereof which cannot be settled amicably by the parties within thirty (30) days shall be finally and exclusively settled by arbitration in [Minneapolis, Minnesota], in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall have discretion to award the prevailing party reasonable attorney's fees. In the event of litigation under this Agreement, the court shall have discretion to award the prevailing party reasonable attorney's fees.

         (f) The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

         (g) All forms of compensation referred to in this letter are subject to reduction to reflect withholding for applicable income, payroll and other taxes.

14. Governing Law. It is the intention of the parties hereto that all questions with respect to the construction, formation, and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Minnesota. The parties hereto submit to the jurisdiction and venue of the courts of Hennepin County, Minnesota in respect to any dispute arising out of this agreement.

15. Insurance. For the period from the date hereof through at least the fifth anniversary of Executive's termination of employment from the Company, the Company agrees to maintain Executive as an insured party on all directors' and officers' insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals.

16. Notices. Any notice required pursuant to this Agreement will be in writing and will be deemed given upon the earlier of (i) delivery thereof, if by hand, (ii) five business days after mailing if sent by mail (registered or certified mail, postage prepaid, return receipt requested), (iii) the next business day after deposit if sent by a recognized overnight delivery service, or (iv) upon transmission if sent by facsimile transmission or by electronic mail, with return notification (provided that any notice sent by facsimile or electronic mail shall also promptly be sent by one of the means described in clauses (i) through (iii) of this



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         Section. All notices will be addressed as follows or to such other address as a party may identify in a written notice to the other party:

                  to the Company:   PLATO Learning, Inc.
                                    Attn: Chairman of the Board of Directors
                                    10801 Nesbitt Avenue South
                                    Bloomington, MN 55437-3109

                  to Executive:     Mr. John Murray
                                    PLATO Learning, Inc.
                                    10801 Nesbitt Avenue South
                                    Bloomington, MN 55437-3109

         Each party named above may change its address and that of its representative for notice by the giving of notice thereof in the manner hereinabove provided.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.


         IN WITNESS WHEREOF, the parties hereto, pursuant to a duly authorized resolution of the Board, have executed this Employment Agreement in the State of Minnesota effective as of the day and year first above written.

                                     PLATO LEARNING, INC.

----------------------------------
         JOHN MURRAY                 By:
                                        ----------------------------------------

                                     Its:
                                         ---------------------------------------



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